SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2013

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

400 Atlantic Street, 10th Floor
Stamford, Connecticut 06901
(Address of principal executive offices including zip code)

(203) 905-7801
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 1, 2013, Charter Communications, Inc. (“Charter") announced that Liberty Media Corporation (“Liberty Media”) had completed its previously announced agreement with investment funds managed by, or affiliated with, Apollo Management, Oaktree Capital Management and Crestview Partners to acquire 26.9 million shares and warrants to purchase 1.1 million shares in Charter, which represents approximately a 27% beneficial ownership in Charter.

Liberty Media and Charter had entered into a previously announced stockholders agreement that among other things provides Liberty Media the right to designate up to four directors for appointment to the Charter board. With the closing of the transaction, Liberty Media has designated, and Charter's board of directors has appointed, John Malone, Chairman of Liberty Media; Gregory Maffei, President and CEO of Liberty Media; Balan Nair, EVP and CTO of Liberty Global, Inc.; and Michael Huseby, CFO of Barnes & Noble, Inc. to join Charter's board of directors. Additionally, Michael Huseby will serve on the board's Audit Committee, John Malone will serve on the board's Nominating and Corporate Governance Committee, and Greg Maffei will serve on the board's Compensation and Benefits Committee.

The board appointments were made in conjunction with the resignation of Stan Parker, Darren Glatt, Bruce Karsh and Edgar Lee from Charter's board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

	By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President - Finance, Controller and
Date: May 2, 2013		Chief Accounting Officer